UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ONESPAN INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 4, 2021, OneSpan Inc. issued a press release announcing its financial results for the quarter ended March 31, 2021. A copy of the press release can be found below.

*               *               *               *

OneSpan Reports Results for First Quarter 2021; Reaffirms Full Year 2021 Guidance

First Quarter Financial Results

●	Total revenue declined 10% to $50.8 million

●	Recurring revenue grew 12% to $28.9 million[1]

●	Annual Recurring Revenue (ARR) grew 29% to $108.5 million[2]

●	Dollar-based net expansion (DBNE) of 119%[3]

●	GAAP net loss of $9.2 million

●	Adjusted EBITDA of $(5.3) million[4]

●	GAAP loss per diluted share of $0.23; Non-GAAP loss per diluted share of $0.16[4]

CHICAGO, May 4, 2021 – OneSpan Inc. (NASDAQ: OSPN), the global leader in securing remote banking transactions, today reported financial results for the first quarter ended March 31, 2021.

“ARR continued to grow rapidly at 29% as we shift to a recurring revenue-led business model. ARR specific to subscription and term-based contracts grew in excess of 50%, and a record 87% of our software and services bookings and revenues were recurring,” stated OneSpan CEO, Scott Clements. “We have made tremendous progress in our shift to recurring software revenue, and we expect to be materially complete with this transition by the end of 2021. We expect profitability to improve in the second quarter on higher revenues with increasing contributions from software and services.”

First Quarter 2021 Financial Highlights5

●	Revenue for the first quarter of 2021 was $50.8 million, a decrease of 10% from $56.4 million for the first quarter of 2020.

●	Gross profit was $35.5 million for the first quarter of 2021, compared to $40.3 million for the first quarter of 2020. Gross margin for the first quarter of 2021 was 70%, compared to 71% for the first quarter of 2020.

●	GAAP operating loss for the first quarter of 2021 was $9.3 million, compared to GAAP operating income of $0.8 million for the first quarter of 2020.

●	GAAP net loss for the first quarter of 2021 was $9.2 million, or $0.23 per diluted share. GAAP net income was less than $0.1 million, or $0.00 per diluted share, for the first quarter of 2020.

●	Adjusted EBITDA for the first quarter of 2021 was $(5.3) million compared to $5.2 million for the first quarter of 2020.

●	Non-GAAP net loss for the first quarter of 2021 was $6.2 million, or $0.16 per diluted share, compared to Non-GAAP net income of $3.3 million, or $0.08 per diluted share, for the first quarter of 2020.

●	Cash, cash equivalents and short-term investments at March 31, 2021 totaled $115.2 million compared to $115.3 million and $105.3 million at December 31, 2020 and March 31, 2020, respectively.

Outlook

For the Full Year 2021, OneSpan currently expects:

●	Total revenue in the range of $215 million to $225 million

●	Recurring revenue in the range of $120 million to $125 million

●	ARR growth of 22% to 26%

●	Adjusted EBITDA approximately break-even[4,6]

In the second quarter of 2021, we expect ARR growth of 25% - 30%, and for recurring revenue to increase sequentially and year-over-year, while perpetual license and hardware revenues decline as we continue our shift to a recurring model. We expect profitability to improve in the second quarter on higher revenue with an increased contribution from software and services.

Second half 2021 revenue is expected to exceed first half revenue led by continued growth in recurring software and services. Hardware revenue is expected to decline in the mid-single digit range for the full year.

Conference Call Details

In conjunction with this announcement, OneSpan Inc. will host a conference call today, May 4, 2021, at 4:30 p.m. EST. During the conference call, Mr. Scott Clements, CEO, and Mr. Mark Hoyt, CFO, will discuss OneSpan’s results for the first quarter 2021.

To access the conference call, dial 844-802-2443 for the U.S. or Canada and 1-412-902-4277 for international callers. The conference ID number is 10154256.

The conference call is also available in listen-only mode at investors.onespan.com. The recorded version of the conference call will be available on the OneSpan website as soon as possible following the call and will be available for replay for approximately one year.

__________________________________________________

1	Recurring revenue is comprised of subscription, term-based software licenses, and maintenance revenue.
2	ARR is calculated as the annualized value of our customer recurring contracts with a term of at least one-year, as of the measuring date. These include subscription, term-based license, and maintenance contracts and exclude one-time fees. To the extent that we are negotiating a renewal with a customer after the expiration of a recurring contract, we continue to include that revenue in ARR if we are actively in discussion with the customer for a new recurring contract or renewal, or until such customer notifies us that it is not renewing its recurring contract.
3	DBNE is defined as the year-over-year growth in ARR from the same set of customers at the end of the prior year period.
4	An explanation of the use of non-GAAP financial measures is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure has also been provided in the tables below.
5	2020 results have been revised to correct for certain immaterial errors. For additional information, see the “Revision of Prior Period Financial Statements” section of this press release.
6	We are not providing a reconciliation to GAAP net income as the most directly comparable GAAP measure because we are unable to predict certain items contained in the GAAP measure without unreasonable efforts.

About OneSpan

OneSpan helps protect the world from digital fraud by establishing trust in people’s identities, the devices they use and the transactions they execute. We make digital banking accessible, secure, easy and valuable. OneSpan’s Trusted Identity platform and security solutions significantly reduce digital transaction fraud and enable regulatory compliance for more than half of the top 100 global banks and thousands of financial institutions around the world. Whether automating agreements, detecting fraud or securing financial transactions, OneSpan helps reduce costs and accelerate customer acquisition while improving the user experience. Learn more at OneSpan.com.

Important Additional Information and Where to Find It

OneSpan has filed a definitive proxy statement on Schedule 14A and accompanying BLUE proxy card and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s stockholders in connection with the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”). STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of OneSpan’s definitive proxy statement and other documents filed by OneSpan with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge at https://www.OneSpan.com/ as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements regarding our expectations for our financial performance in the future. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", “expect", "intend", "continue", "outlook", "may", "will", "should", "could", or "might", and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to: market acceptance of our products and solutions and competitors’ offerings; the potential effects of technological changes; the impact of the COVID-19 pandemic and actions taken to contain it; our ability to effectively manage acquisitions, divestitures, alliances, joint ventures and other portfolio actions; the execution of our transformative strategy on a global scale; the increasing frequency and sophistication of hacking attacks; claims that we have infringed the intellectual property rights of others; changes in customer requirements; price competitive bidding; changing laws, government regulations or policies; pressures on price levels; investments in new products or businesses that may not achieve expected returns; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; actions of activist stockholders; and exposure to increased economic and operational uncertainties from operating a global business, as well as those factors described in the “Risk Factors” section of our most recent Annual Report on Form 10-K. Our filings with the Securities and Exchange Commission (the “SEC”) and other important information can be found in the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this press release, except as required by law.

OneSpan Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended
	March 31,
	2021	2020
Revenue
Product and license	$28,445	$38,260
Services and other	22,330	18,110
Total revenue	50,775	56,370

Cost of goods sold
Product and license	9,541	10,738
Services and other	5,781	5,332
Total cost of goods sold	15,322	16,070

Gross profit	35,453	40,300

Operating costs
Sales and marketing	18,379	14,859
Research and development	12,244	9,994
General and administrative	12,551	12,268
Amortization / impairment of intangible assets	1,573	2,354
Total operating costs	44,747	39,475

Operating income (loss)	(9,294)	825

Interest income, net	4	207
Other income (expense), net	(362)	(338)

Income (loss) before income taxes	(9,652)	694
Provision (benefit) for income taxes	(501)	690

Net income (loss)	$(9,151)	$4

Net income (loss) per share
Basic	$(0.23)	$(0.00)
Diluted	$(0.23)	$(0.00)

Weighted average common shares outstanding
Basic	39,996	40,127
Diluted	39,996	40,338

(1)	2020 results have been revised to correct for certain immaterial misstatements. For additional information, see the “Revision of Prior Period Financial Statements” section of this press release.

OneSpan Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets
Cash and equivalents	$70,819	$88,394
Short term investments	44,388	26,859
Accounts receivable, net of allowances of $4,170 in 2021 and $4,135 in 2020	47,892	57,537
Inventories, net	11,346	13,093
Prepaid expenses	7,587	7,837
Contract assets	5,090	7,202
Other current assets	9,602	6,256
Total current assets	196,724	207,178
Property and equipment, net	11,722	11,835
Operating lease right-of-use assets	10,559	11,356
Goodwill	97,453	97,552
Intangible assets, net of accumulated amortization	25,697	27,196
Deferred income taxes	7,450	7,030
Contract assets - non-current	1,363	1,877
Other assets	11,509	11,179
Total assets	$362,477	$375,203
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$5,788	$5,684
Deferred revenue	43,162	43,417
Accrued wages and payroll taxes	15,231	13,649
Short-term income taxes payable	967	2,618
Other accrued expenses	9,379	8,334
Deferred compensation	75	1,602
Total current liabilities	74,602	75,304
Long-term deferred revenue	11,651	11,730
Long-term lease liabilities	11,661	12,399
Other long-term liabilities	10,249	10,423
Long-term income taxes payable	6,095	6,095
Deferred income taxes	1,739	1,912
Total liabilities	115,997	117,863
Stockholders' equity
Preferred stock: 500 shares authorized, none issued and outstanding at March 31, 2021 and December 31, 2020	—	—
Common stock: $.001 par value per share, 75,000 shares authorized; 40,265 and 40,103 shares issued; 40,265 and 40,103 shares outstanding at March 31, 2021 and December 31, 2020, respectively	40	40
Additional paid-in capital	98,022	98,819
Treasury stock, at cost, 250 shares outstanding at March 31, 2021 and December 31, 2020	(5,030)	(5,030)
Retained earnings	164,602	173,731
Accumulated other comprehensive loss	(11,154)	(10,220)
Total stockholders' equity	246,480	257,340
Total liabilities and stockholders' equity	$362,477	$375,203

OneSpan Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, unaudited)

	Three months ended March 31,
	2021	2020 (1)
Cash flows from operating activities:
Net income (loss) from operations	$(9,151)	$4
Adjustments to reconcile net income (loss) from operations to net cash provided by (used in) operations:
Depreciation and amortization of intangible assets	2,310	3,019
Loss on disposal of assets	22	88
Deferred tax benefit	(732)	(306)
Stock-based compensation	1,342	1,350
Changes in operating assets and liabilities:
Accounts receivable, net	8,588	(1,817)
Inventories, net	1,748	1,445
Contract assets	2,346	(442)
Accounts payable	140	(1,663)
Income taxes payable	(1,634)	(4,735)
Accrued expenses	3,090	(2,104)
Deferred compensation	(1,527)	418
Deferred revenue	322	4,166
Other assets and liabilities	(3,281)	(1,775)
Net cash provided by (used in) operating activities	3,583	(2,352)

Cash flows from investing activities:
Purchase of short term investments	(25,234)	(6,642)
Maturities of short term investments	7,565	6,500
Additions to property and equipment	(755)	(1,516)
Other	(16)	(13)
Net cash used in investing activities	(18,440)	(1,671)

Cash flows from financing activities:
Tax payments for restricted stock issuances	(2,139)	(293)
Net cash used in financing activities	(2,139)	(293)

Effect of exchange rate changes on cash	(558)	(342)

Net increase (decrease) in cash	(17,554)	(4,658)
Cash, cash equivalents, and restricted cash, beginning of period	89,241	85,129
Cash, cash equivalents, and restricted cash, end of period	$71,687	$80,471

(1) 2020 results have been revised to correct for certain immaterial misstatements. For additional information, see the “Revision of Prior Period Financial Statements” section of this press release.

Revenue by major products and services (in thousands, unaudited):

	Three months ended March 31,
	2021	2020 (1)
Hardware products	$17,668	$19,738
Term-based software licenses	7,977	9,204
Perpetual software licenses	2,800	9,318
Product and license	$28,445	$38,260

Subscription	8,405	5,707
Professional services	1,402	1,421
Maintenance, support, and other	12,523	10,982
Services and other	$22,330	$18,110

Total revenue	$50,775	$56,370

Recurring Revenue (in thousands, unaudited):

	Three months ended March 31,
	2021	2020 (1)
Subscription	$8,405	$5,707
Term-based software licenses	7,977	9,204
Maintenance, support and other	12,523	10,982
Total Recurring Revenue	$28,905	$25,893

(1) 2020 results have been revised to correct for certain immaterial misstatements. For additional information, see the “Revision of Prior Period Financial Statements” section of this press release.

Non-GAAP Financial Measures

We report financial results in accordance with GAAP. We also evaluate our performance using certain non-GAAP operating metrics, namely Adjusted EBITDA, non-GAAP Net Income and non-GAAP diluted EPS. Our management believes that these measures provide useful supplemental information regarding the performance of our business and facilitates in comparison to our historical operating results.

These non-GAAP financial measures are not measures of performance under GAAP and should not be considered in isolation or as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these non-GAAP financial measures are useful within the context described below, they are in fact incomplete and are not measures that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business, and how taxes affect the final amounts that are or will be available to stockholders as a return on their investment. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are found below.

Adjusted EBITDA

We define Adjusted EBITDA as net income before interest, taxes, depreciation, amortization, long-term incentive compensation, and certain non-recurring items, including acquisition related costs, lease exit costs, rebranding costs, non-routine shareholder matters and accruals for legal contingencies. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation, and certain non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation, lease exit costs, non-routine shareholder matters, reversal of a prior period legal contingency accrual), deal with the structure or financing of the business (e.g., interest, acquisition related costs, rebranding costs) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors is facilitated when we do not consider the impact of these items.

Reconciliation of Net Income to Adjusted EBITDA

(in thousands, unaudited)

	Three months ended
	March 31,
	2021	2020 (1)
Net income (loss)	$(9,151)	$4
Interest income, net	(4)	(207)
Provision (benefit) for income taxes	(501)	690
Depreciation and amortization of intangible assets	2,310	3,019
Long-term incentive compensation	1,542	1,715
Non-recurring items	548	—
Adjusted EBITDA	$(5,256)	$5,221

(1) 2020 results have been revised to correct for certain immaterial misstatements. For additional information, see the “Revision of Prior Period Financial Statements” section of this press release.

Non-GAAP Net Income & Non-GAAP Diluted EPS

We define non-GAAP net income and non-GAAP diluted EPS, as net income or EPS before the consideration of long-term incentive compensation expenses, the amortization of intangible assets, and certain non-recurring items. We use these measures to assess the impact of our performance excluding items that can significantly impact the comparison of our results between periods and the comparison to competitors.

Long-term incentive compensation for management and others is directly tied to performance, and this measure allows management to see the relationship of the cost of incentives to the performance of the business operations directly if such incentives are based on that period’s performance. To the extent that such incentives are based on performance over a period of several years, there may be periods that have significant adjustments to the accruals in the period that relate to a longer period of time, which can make it difficult to assess the results of the business operations in the current period. In addition, the Company’s long-term incentives generally reflect the use of restricted stock unit grants or cash awards while other companies may use different forms of incentives the cost of which is determined on a different basis, which makes a comparison difficult. We exclude amortization of intangible assets as we believe the amount of such expense in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets or the write down of such assets due to an impairment event. However, intangible assets contribute to current and future revenue, and related amortization expense will recur in future periods until expired or written down.

We also exclude certain non-recurring items including impacts of tax reform, acquisition related costs, rebranding costs, lease exit costs, non-recurring shareholder matters, and reserves for certain legal contingencies as these items are unrelated to the operations of our core business. By excluding these items, we are better able to compare the operating results of our underlying core business from one reporting period to the next.

We make a tax adjustment based on the above adjustments resulting in an effective tax rate on a non-GAAP basis, which may differ from the GAAP tax rate. We believe the effective tax rates we use in the adjustment are reasonable estimates of the overall tax rates for the Company under its global operating structure.

Reconciliation of Net Income to Non-GAAP Net Income

(in thousands, unaudited)

	Three months ended
	March 31,
	2021	2020 (1)
Net income (loss)	$(9,151)	$4
Long-term incentive compensation	1,542	1,715
Amortization of intangible assets	1,573	2,354
Non-recurring items	548	—
Tax impact of adjustments (2)	(733)	(814)
Non-GAAP net income (loss)	$(6,221)	$3,259

Non-GAAP net income per share	$(0.16)	$0.08

Weighted average number of shares used to compute Non-GAAP diluted earnings per share	39,996	40,338

(1) 2020 results have been revised to correct for certain immaterial misstatements. For additional information, see the “Revision of Prior Period Financial Statements” section of this press release.
(2) The tax impact of adjustments is calculated as 20% of the adjustments in all periods.

Revision of Prior Period Financial Statements

As previously announced, the Company identified immaterial errors related to certain contracts with customers involving term software licenses in prior period results previously reported. The net contract assets that originated from a portion of these contracts in prior periods were not properly accounted for in subsequent periods, which caused overstatements of revenue. The cumulative overstatements of revenue totaled $2.2 million from the first quarter in the year ended December 31, 2018 to the quarter ended March 31, 2020, representing less than 0.5% of total revenue in that time frame.

To correct these immaterial errors related to prior periods, the Company adjusted the prior period revenue and related amounts in this earnings press release and expects to adjust the prior period revenue and related amounts in future filings with the SEC.

The following table presents the effects of the aforementioned revisions to our total revenue in prior periods.

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019	2018	2018	2018	2018
As Previously Reported	$56,492	$71,003	$79,725	$56,234	$47,608	$64,799	$52,495	$49,554	$45,432
Adjustments	(122)	(472)	(34)	(67)	(512)	(483)	(326)	(48)	(87)
As Revised	$56,370	$70,531	$79,691	$56,167	$47,096	$64,316	$52,169	$49,506	$45,345

Copyright© 2021 OneSpan North America Inc., all rights reserved. OneSpan™ is a registered or unregistered trademark of OneSpan North America Inc. or its affiliates in the U.S. and other countries.

Investor Contact:

Joe Maxa
Vice President of Investor Relations

+1-312-766-4009
joe.maxa@onespan.com